Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333–14577, 333-20015, 333–42899, 333–65479, 333–41950, 333–90276, 333–102227, 333-135012, 333-135013 on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, on April 1, 2007) of Precision Castparts Corp. and subsidiaries and management’s report on the effectiveness of internal control over financial reporting dated May 31, 2007, appearing in this Annual Report on Form 10-K of Precision Castparts Corp. for the year ended April 1, 2007.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Portland, Oregon

May 31, 2007